Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of our reports dated February 25, 2010, relating to the consolidated financial statements of DIRECTV (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting standards), and the effectiveness of DIRECTV’s internal control over financial reporting, appearing in the Annual Report on Form 10-K/A of DIRECTV for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

February 14, 2011